Exhibit 10.6

FORM OF INTERNATIONAL COMMERCIAL OPERATIONS AGREEMENT

BY AND BETWEEN

ABBOTT LABORATORIES

AND

ABBVIE INC.

DATED AS OF [•], 2012

THIS INTERNATIONAL COMMERCIAL OPERATIONS AGREEMENT, dated as of [•], 2012, is by and between Abbott Laboratories, an Illinois corporation (“Abbott”) and AbbVie Inc., a Delaware corporation (“AbbVie”).

RECITALS:

WHEREAS, Abbott announced its plan to separate (the “Separation”) into two publicly traded companies, one in diversified medical products and the other in research-based pharmaceuticals. The diversified medical products company shall consist of Abbott and its Affiliates’ (as defined herein) existing diversified medical products portfolio, including its branded generic pharmaceutical, devices, diagnostic and nutritional businesses, and shall retain the Abbott name. The research-based pharmaceutical company shall include Abbott and its Affiliates’ current portfolio of proprietary pharmaceuticals and biologics and shall bear the new name “AbbVie”;

WHEREAS, in connection with the Separation, Abbott and AbbVie Inc. have entered into a Separation and Distribution Agreement (as may be amended from time to time, the “Separation and Distribution Agreement”) to govern the overall terms of the Separation;

WHEREAS, Abbott is the direct or indirect parent of each of the Abbott Subsidiaries (as defined herein) listed on Schedule 1.01(a) hereto (each, an “Abbott Local Entity”);

WHEREAS, it is in the framework of the Separation that Abbott and AbbVie have agreed that the beneficial interest to the AbbVie Assets and the AbbVie Liabilities of the AbbVie Business (each as defined herein) conducted by the Abbott Local Entities has been transferred to AbbVie;

WHEREAS, in accordance with the terms of the Separation and Distribution Agreement, due to the requirements of applicable Laws, the need to obtain certain consents from local Governmental Authorities (as defined herein) or for other business reasons, Abbott and AbbVie have agreed (a) to defer until after the Distribution Date (as defined herein) the transfer of legal title to the Assets (as defined herein) and the assumption of the Liabilities (as defined herein) of each Deferred AbbVie Local Business (as defined herein) from the Abbott Local Entities to AbbVie or any AbbVie Local Entity (as defined herein) and (b) (i) to transfer beneficial title to all AbbVie Assets of each Abbott Local Entity, including the right to regularly receive the benefits with respect to each Deferred AbbVie Local Business earned by the Local Abbott Entities, to AbbVie and (ii) that AbbVie shall assume the applicable Liabilities of each Abbott Local Entity as beneficial owner of each Deferred AbbVie Local Business;

WHEREAS, Abbott and AbbVie agree that the transfer of each Deferred AbbVie Local Business to the applicable AbbVie Local Entity or distributor shall not ultimately result in the payment of further consideration by AbbVie or the applicable AbbVie Local Entity as a consequence of the purchase price for each such Deferred AbbVie Local Business being reimbursed by Abbott to AbbVie in accordance with Section 3.06; and

WHEREAS, each of Abbott and AbbVie desires to describe these and certain other arrangements between Abbott and AbbVie during and at the conclusion of the International Operations Transition Period (as defined herein).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties (as defined herein) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                             Definitions.  Reference is made to Section 6.14 regarding the interpretation of certain words and phrases used in this Agreement.  In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below; provided that where such term is defined to have the meaning set forth in the Separation and Distribution Agreement and such definition includes the term “Party”, then “Party” as used in the definition of such term in the Separation and Distribution Agreement shall be construed to have the meaning set forth in this Agreement.

“Abbott” has the meaning set forth in the Preamble.

“Abbott Local Entity” has the meaning set forth in the Recitals.

“Abbott Mark-Up Amount” has the meaning set forth in Schedule 2.05(b).

“Abbott Subsidiary” means any Business Entity that is a Subsidiary (or a branch or representative office thereof) of Abbott prior to, at or after the Effective Time (other than AbbVie or an AbbVie Subsidiary).

“AbbVie” has the meaning set forth in the Preamble.

“AbbVie Assets” has the meaning set forth in the Separation and Distribution Agreement.

“AbbVie Business” has the meaning set forth in the Separation and Distribution Agreement.

“AbbVie Business Expenses” has the meaning set forth in Section 2.06(a)(i).

“AbbVie Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“AbbVie Local Entity” means each AbbVie Subsidiary or designee that acquires legal title to any Assets or Liabilities of a Deferred AbbVie Local Business in accordance with the terms of this Agreement.

“AbbVie Pro Forma Balance Sheet” has the meaning set forth in the Separation and Distribution Agreement.

“AbbVie Subsidiary” means any Business Entity that is a Subsidiary (or branch or representative office thereof) of AbbVie prior to or after the Effective Time, including the Transferred Entities, which shall be deemed to have been AbbVie Subsidiaries at all times prior to, at and after the Effective Time.

“Accrued Taxes” has the meaning set forth in Schedule 2.05(b).

“Actual Tax Amount” has the meaning set forth in Schedule 2.05(b).

“Adjustment Dispute Notice” has the meaning set forth in Schedule 2.07(f)(ii)(2).

“Adjustment Notice” has the meaning set forth in Schedule 2.07(f)(i).

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Aggregate AbbVie Business Expenses” has the meaning set forth in Schedule 2.05(b).

“Aggregate Mark-Up Fee” has the meaning set forth in Schedule 2.05(b).

“Aggregate Monthly Cash Decrease” has the meaning set forth in Schedule 2.05(b).

“Aggregate Monthly Cash Increase” has the meaning set forth in Schedule 2.05(b).

“Aggregate Net Amount” has the meaning set forth in Schedule 2.05(b).

“Agreement” means this International Commercial Operations Agreement and each of the Schedules and Exhibits hereto.

“Average Rate” means the exchange rate determined by taking the simple average of the prior month Book Rate and the current month Book Rate.

“Book Rate” means for any currency other than US Dollars, the official monthly rates used by Abbott for conversion of its monthly balance sheet. The Book Rate is determined by taking the foreign exchange rates from the Bloomberg screen at the second to last Business Day of each calendar month.  For the Euro, British Pound, Australian Dollar and New Zealand Dollar, the bid rate is used.  For all other currencies, the ask price is used.  If the exchange rates available locally are not reflected on the Bloomberg screen, Abbott may choose to approve a deviation allowing the country to report rates directly; provided such deviations are signed and in place in accordance with the Abbott B.2.0 policy.

“Business Day” means any day other than a Saturday, Sunday or other day on which Abbott shall be closed for business in accordance with Abbott’s internal accounting calendar (a copy of which Abbott has made available to AbbVie for 2013 and shall make available to AbbVie prior to the commencement of each subsequent Abbott internal accounting calendar year during the International Operations Transition Period).

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Change of Control” has the meaning set forth in the Separation and Distribution Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Conveyance and Assumption Instruments” has the meaning set forth in the Separation and Distribution Agreement.

“Conveyance Taxes” means all transfer, documentary, recording, sales, use, registration, stamp, value added, goods and services and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains), together with any notarial and registry fees and recording costs imposed by any Tax Authority or other Governmental Authority in connection with the transactions contemplated by this Agreement.

“Deferred AbbVie Balance Sheet” has the meaning set forth in Section 3.04(a).

“Deferred AbbVie Business Report” has the meaning set forth in Section 2.04(a).

“Deferred AbbVie Local Business” means the AbbVie Business conducted by each Abbott Local Entity from the Effective Time until the consummation of the applicable Local Closing.

“Dispute” has the meaning set forth in Section 5.01.

“Dispute Notice” has the meaning set forth in Section 2.07(b)(ii).

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” means 12:01 a.m. Eastern Time on the Distribution Date.

“Employment Taxes” means withholding, payroll, social security, workers’ compensation, unemployment, disability, and any similar tax imposed by any Tax Authority or social security authority, and any interest, penalties, additions to tax, or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Exchange Rate” means the exchange rate between the applicable Local Currency and US Dollars as observed by Bloomberg (ask rate or, if the Local Currency is in Euros, bid rate) at 8.00 a.m. Central Time Chicago on any given day.

“Ex-US Transition Services Agreement” has the meaning set forth in Schedule 2.05(b).

“Final Closing Date” has the meaning set forth in Section 4.01(a).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” means U.S. generally accepted accounting principles as applied by Abbott.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Income Tax Benefit” means the amount of Taxes measured by income that would be reduced as a result of a loss incurred upon the consummation of a Local Closing, or attributable to an increase in Tax basis resulting from a Local Closing, as determined in accordance with GAAP and the principles set forth in Section 3.07.

“Independent Accounting Firm” has the meaning set forth in Section 2.07(d).

“Information” has the meaning set forth in the Separation and Distribution Agreement.

“International Operations Transition Period” means the period commencing on the Effective Time and ending on the Final Closing Date.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Local Buy-Sell Entity” means each of the Abbott Local Entities that is not a Marketing Affiliate.

“Local Closing” has the meaning set forth in Section 3.01.

“Local Closing Date” has the meaning set forth in Section 3.01.

“Local Currency” has the meaning set forth in Section 3.02(c).

“Local Income Tax” has the meaning set forth in Section 3.07.

“Marketing Affiliate” means each of the Abbott Local Entities listed on Schedule 1.01(b).

“Mark-Up Fee” has the meaning set forth in Section 2.06(a)(ii).

“Monthly Cash Decrease”  has the meaning set forth in Schedule 2.05(b).

“Monthly Cash Increase” has the meaning set forth in Schedule 2.05(b).

“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 6.07.

“Net Proceeds” has the meaning set forth in Section 3.06(b).

“Parties” means the parties to this Agreement.

“Person” means: any (a) individual; (b) Business Entity; or (c) Governmental Authority.

“Personal Data” means data that can be used by itself or in combination with other available data to identify a specific individual.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Report” has the meaning set forth in Section 2.07(a)(ii).

“Representative” has the meaning set forth in Section 6.01(a).

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Stored Records” has the meaning set forth in the Separation and Distribution Agreement.

“Subsidiary” or “subsidiary” means, with respect to any Person, any Business Entity of which such Person: (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Business Entity; (ii) the total combined equity interests; or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” means: (a) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (b) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Return” means any report of Tax due or similar report or document required to be filed under applicable Law with respect to any Tax for any taxpayer or consolidated, combined or unitary basis under applicable Law with the relevant Tax Authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement entered into prior to the Effective Time by and between Abbott and AbbVie.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Transferred Entities” has the meaning set forth in the Separation and Distribution Agreement.

“Transition Committee” has the meaning set forth in the Separation and Distribution Agreement.

“Unresolved Disputes” has the meaning set forth in Section 2.07(d).

ARTICLE II

INTERNATIONAL TRANSITION PERIOD

Section 2.01.                             Legal Title.  Legal title to all of the AbbVie Assets that are held as of the Effective Time by any Abbott Local Entity, and all of the AbbVie Liabilities of any Abbott Local Entity that are outstanding as of the Effective Time, shall remain with such Abbott Local Entity until the consummation of the applicable Local Closing pursuant to Article III.

Section 2.02.                             Treatment of Deferred AbbVie Local Businesses.

(a)                                  From and after the Effective Time until the consummation of the applicable Local Closing pursuant to Article III: (a) the Deferred AbbVie Local Businesses shall be held by each Abbott Local Entity on behalf of and for the benefit of AbbVie; (b) Abbott, an Abbott Local Entity or, where applicable, a designee shall pay, perform and discharge fully the Liabilities of the Deferred AbbVie Local Businesses; and (c) insofar as reasonably practicable and to the extent permitted by applicable Law, Abbott, an Abbott Local Entity or, where applicable, a designee shall manage and operate each Deferred AbbVie Local Business in accordance with this Agreement and take such other actions as may reasonably be requested by AbbVie so that all of the benefits and Liabilities attributable to the Deferred AbbVie Local Businesses, including use, risk of loss, potential for gain and dominion, and control and command over such Deferred AbbVie Local Businesses, shall inure from and after the Effective Time to AbbVie.

(b)                                 If, after giving effect to the transactions contemplated by this Agreement, the Parties determine that the intent of the Parties set forth in Section 2.02(a) has not been achieved, the Parties shall use their commercially reasonable efforts to mutually agree upon alternative arrangements to implement the purposes and intent of the Parties set forth in Section 2.02(a).

Section 2.03.                             Operation of Deferred AbbVie Local Businesses.

(a)                                  In furtherance of Section 2.02(c), Abbott shall use, or cause the applicable Abbott Local Entity to use, commercially reasonable efforts to manage and operate each Deferred AbbVie Local Business as may reasonably be requested by AbbVie from time to time. Unless otherwise instructed by AbbVie, Abbott shall cause each Abbott Local Entity to operate the applicable Deferred AbbVie Local Business in a manner that is based on past practice and that is substantially similar in nature, quality and timeliness to the analogous operations conducted by the applicable Abbott Local Entity prior to the Effective Time. Abbott shall cause each Abbott Local Entity to perform its duties and responsibilities hereunder in good faith.

(b)                                 Nothing in this Agreement shall require Abbott to cause any Abbott Local Entity to operate any Deferred AbbVie Local Business to the extent the manner of such operations would constitute a violation of applicable Laws, the Abbott Code of Business Conduct or any existing Contract with a Third Party. If Abbott is or becomes aware of any such restriction on an Abbott Local Entity, Abbott shall use commercially reasonable efforts to promptly provide Notice of any such restriction to AbbVie.  The Parties agree to cooperate and use commercially reasonable efforts to obtain any necessary Consents required under any existing Contract with a Third Party to allow an Abbott Local Entity to operate the applicable Deferred AbbVie Local Business in accordance with the standards set forth in this Section 2.03. Any costs and expenses incurred by any Party in connection with obtaining any such Consent that is required to allow any Abbott Local Entity to operate any Deferred AbbVie Local Business shall be borne by AbbVie.  If the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Consent or the operation of a Deferred AbbVie Local Business by an Abbott Local Entity would constitute a violation of applicable Laws or the Abbott Code of Business Conduct, Abbott shall use commercially reasonable efforts in good faith to cause the Abbott Local Entity to operate the applicable Deferred AbbVie Local Business in a manner as closely as possible to the standards described in this Section 2.03 that would apply absent the exception provided for in the first sentence of this Section 2.03(b).

(c)                                  Except as expressly provided in this Agreement, Abbott shall not cause any Abbott Local Entity to operate any Deferred AbbVie Local Business for the benefit of any Third Party or any other Person other than AbbVie or the applicable AbbVie Local Entity.

Section 2.04.                             Deferred AbbVie Business Report.

(a)                                  Not later than thirty (30) days after the Distribution Date, Abbott shall prepare and deliver to AbbVie a financial report (the “Deferred AbbVie Business Report”) setting forth the AbbVie Assets and AbbVie Liabilities of each Deferred AbbVie Local Business held by each Abbott Local Entity as of the Effective Time. The Deferred AbbVie Business Report shall be prepared on a country-by-country basis in the applicable Local Currency in accordance with GAAP applied on a basis consistent with the AbbVie Pro Forma Balance Sheet and with the same level of detail as used by Abbott in the preparation of Abbott’s monthly financial reporting package and the standard financial reports used by Abbott on the Distribution Date.

(b)                                 If AbbVie disagrees with any amount set forth in the Deferred AbbVie Business Report, AbbVie shall give Notice to Abbott within thirty (30) days of receipt of the Deferred AbbVie Business Report stating the specific reasons for its disagreement. If Abbott and AbbVie are unable to resolve any disagreement, the disagreement shall be resolved pursuant to the procedures set forth in Section 2.07(d) and Section 2.07(e).

Section 2.05.                             Aggregate Net Amount.

(a)                                  Subject to Section 2.07 and Section 2.08, if on a monthly basis during the International Operations Transition Period, in connection with the operation of the Deferred AbbVie Local Businesses during such period:

(i)                                     the Aggregate Net Amount is a positive number, Abbott (on behalf of all Abbott Local Entities) shall remit to AbbVie the Aggregate Net Amount derived from the operation of the Deferred AbbVie Local Business by all of the Abbott Local Entities; or

(ii)                                  the Aggregate Net Amount is a negative number, AbbVie shall remit to Abbott the Aggregate Net Amount advanced for the operation of the Deferred AbbVie Local Business by all of the Abbott Local Entities.

(b)                                 The Aggregate Net Amount shall be calculated in accordance with the principles set forth on Schedule 2.05(b).

Section 2.06.                             Marketing Affiliates.

(a)                                  Not later than the fifteenth (15th) day of each calendar month during the International Operations Transition Period, and, in the calendar month immediately following the last calendar month of the International Operations Transition Period if the results of all operations of the Deferred AbbVie Local Business prior to the expiration of the International Operations Transition Period have not been included in the Aggregate Net Amount for a prior calendar month, each Marketing Affiliate for whom a Local Closing has not occurred, or for whom a Local Closing has occurred but for whom the results of all operations of the Deferred AbbVie Local Business prior to such Local Closing have not been included in the Aggregate Net Amount for a prior calendar month, shall prepare and deliver to the applicable Affiliate of AbbVie an invoice setting forth the following:

(i)                                     the total costs and expenses incurred by such Marketing Affiliate to operate the Deferred AbbVie Local Business for the prior calendar month (the “AbbVie Business Expenses”); and

(ii)                                  the amount of the mark-up of the costs and expenses in (i) (each a “Mark-Up Fee”).

(b)                                 The applicable Affiliate of AbbVie, shall, pursuant to the terms of the applicable agreement entered into between such Affiliate of AbbVie and each Marketing Affiliate, pay to the applicable Marketing Affiliate the amount invoiced pursuant to Section 2.06(a) within forty-five (45) days from the date of the invoice by wire transfer (or such other timing or method of payment as may be agreed pursuant to the terms of the applicable agreement between the applicable Affiliate of AbbVie and the applicable Marketing Affiliate).

Section 2.07.                             Reporting; Disputes; Aggregate Net Amount Payment Mechanics.

(a)                                  Not later than the eighth (8th) Business Day of each calendar month during the International Operations Transition Period, and, in the calendar month immediately following the last calendar month of the International Operations Transition Period if the results of all operations of each Deferred AbbVie Local Business prior to the expiration of the International Operations Transition Period have not been included in the Aggregate Net Amount for a prior calendar month, Abbott shall prepare and deliver to AbbVie in writing, for each Abbott Local Entity for whom a Local Closing has not occurred, or for whom a Local Closing has occurred but for whom the results of all operations of the Deferred AbbVie Local Business prior to such Local Closing have not been included in the Aggregate Net Amount for a prior calendar month, in each case attributable to the Deferred AbbVie Local Business operated by the applicable Abbott Local Entity for the prior calendar month, each of the following:

(i)                                     a profit and loss statement, a balance sheet, and a cash flow statement (prepared using the indirect method); and

(ii)                                  a report (each, a “Report”) setting forth:

(1)                  the Aggregate Net Amount;

(2)                  the Monthly Cash Increase or the Monthly Cash Decrease, as applicable, for each Local Buy-Sell Entity;

(3)                  the Aggregate Monthly Cash Increase and the Aggregate Monthly Cash Decrease;

(4)                  the Mark-Up Fee, the AbbVie Business Expenses and the Abbott Mark-Up Amount for each Marketing Affiliate; and

(5)                  the Aggregate Mark-Up Fee and the Aggregate AbbVie Business Expenses.

Each profit and loss statement, balance sheet, cash flow statement and Report shall be prepared in accordance with the principles set forth on Schedule 2.05(b) and, to the extent not inconsistent with such principles, in accordance with GAAP applied on a basis consistent with the AbbVie Pro Forma Balance Sheet, Abbott’s historical accounting policies, procedures and conventions, and with the same level of detail as used by Abbott in the preparation of Abbott’s monthly financial reporting package and the standard financial reports used by Abbott on the Distribution Date. Each profit and loss statement, balance sheet and cash flow statement shall include amounts specifically identifiable to the Deferred AbbVie Local Business segregated in unique AbbVie accounts within the Abbott Local Entity’s financial systems.

(b)                                 Within ten (10) days after the delivery of each Report, AbbVie shall deliver to Abbott a Notice in which AbbVie shall either:

(i)                                     agree in writing with the Aggregate Net Amount, in which case such calculation shall, subject to Section 2.07(d) and Section 2.07(e) (as each relates to an Adjustment Dispute Notice), Section 2.07(f) and Section 2.07(g), be final and binding on the Parties; or

(ii)                                  dispute the Aggregate Net Amount (or a component thereof) by delivering to Abbott a Notice (a “Dispute Notice”) setting forth in reasonable detail the basis for such dispute and certifying that such disputed Aggregate Net Amount (or a component thereof) is being disputed in good faith.

For purposes of this Section 2.07(b), AbbVie may only deliver a Dispute Notice on the basis that Abbott’s calculation of the Aggregate Net Amount (or a component thereof): (1) was not in accordance with the principles set forth on Schedule 2.05(b); (2) was not in accordance with, to the extent not inconsistent with the principles set forth on Schedule 2.05(b), GAAP applied on a basis consistent with the AbbVie Pro Forma Balance Sheet; or (3) contains mathematical errors in its calculation.

(c)                                  If AbbVie fails to take either of the foregoing actions within ten (10) days after delivery of the Report, then AbbVie shall be deemed to have irrevocably accepted the Aggregate Net Amount, in which case, the Aggregate Net Amount shall, subject to Section 2.07(d) and Section 2.07(e) (as each relates to an Adjustment Dispute Notice), Section 2.07(f) and Section 2.07(g), be final and binding on the Parties.

(d)                                 If AbbVie timely delivers a Dispute Notice to Abbott, either Party timely delivers an Adjustment Dispute Notice to the other Party pursuant to Section 2.07(f), or there is otherwise a dispute between the Parties with respect to the matters set forth in Section 2.04(b) or Section 3.04(b), then Abbott and AbbVie shall attempt in good faith, for a period of thirty (30) days, to resolve the dispute between the Parties. Any resolution by Abbott and AbbVie during such thirty (30) day period as to any items in dispute shall be final and binding on the Parties.  If Abbott and AbbVie do not resolve all such items in dispute by the end of such thirty (30) day period, then Abbott and AbbVie shall engage a mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of either Abbott or AbbVie, and shall submit to such independent accounting firm the remaining items in dispute (the “Unresolved Disputes”) for resolution. If Abbott and AbbVie are unable to jointly select such independent accounting firm within fifteen (15) days after such thirty (30) day period, Abbott, on the one hand, and AbbVie, on the other hand, shall each select an independent accounting firm of recognized national standing and each such selected accounting firm shall select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of either Abbott or AbbVie; provided, however, that if either Abbott, on the one hand, or AbbVie, on the other hand, fail to select such independent accounting firm during such fifteen (15) day period, then the Parties agree that the independent accounting firm selected by the other Party shall be the independent accounting firm selected by the Parties for purposes of this Section 2.07 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).  The Independent Accounting Firm shall act as an accounting expert, but not as an arbitrator, to determine based solely on the provisions of this Section 2.07 (or Section 2.04(b) or Section 3.04(b), as applicable) and the presentations by Abbott and AbbVie, and not by independent review, only the Unresolved Disputes and only as to whether such amounts were arrived at in conformity with Section 2.07 and Schedule 2.05(b) (or Section 2.04(b) or Section 3.04(b), as applicable). Abbott and AbbVie shall instruct the Independent Accounting Firm to render its determination with respect to the Unresolved Disputes in a written report that specifies the conclusions of the Independent Accounting Firm as to each Unresolved Dispute. Abbott and AbbVie shall each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within ten (10) days after referral of the Unresolved Disputes to such firm or as soon thereafter as reasonably practicable.  The Independent Accounting Firm’s determination as set forth in its report shall be final and binding on the

Parties. The fees and expenses of the Independent Accounting Firm shall be shared by Abbott and AbbVie in inverse proportion to the relative amounts of the amount in dispute determined to be for the account of Abbott and AbbVie, respectively.

(e)                                  For purposes of complying with this Section 2.07, Abbott and AbbVie shall furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the Unresolved Dispute as the Independent Accounting Firm may request and are available to that Party (or its independent public accountants) and shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Unresolved Dispute and to discuss any items relating to the Unresolved Dispute with the Independent Accounting Firm. The Parties shall require that the Independent Accounting Firm enter into a reasonable engagement letter and customary confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accounting Firm pursuant to this Section 2.07.

(f)                                    (i) Within sixty (60) days after the expiration of the ten (10) day period set forth in Section 2.07(b), either Party may deliver to the other Party a Notice (an “Adjustment Notice”) in which such Party disputes the Aggregate Net Amount (or a component thereof) previously determined and agreed upon pursuant to Section 2.07(b) or Section 2.07(c), which such Adjustment Notice shall set forth in reasonable detail the basis for such dispute and certifying that such dispute and the resulting proposed adjustment to the Aggregate Net Amount is being disputed in good faith. Any dispute included in a Dispute Notice delivered by AbbVie to Abbott pursuant to Section 2.07(b) that is either (i) resolved between the Parties pursuant to Section 2.07(d) or (ii) determined by the Independent Accounting Firm pursuant to Section 2.07(d) as an Unresolved Dispute may not, in either case, be included as an item in any Adjustment Notice.

(ii)  Within twenty (20) days after the delivery of any Adjustment Notice, the Party receiving the Adjustment Notice shall either:

(1)  agree in writing with the proposed adjustment to the Aggregate Net Amount, in which case such adjustment shall be final and binding on the Parties; or

(2)  dispute the proposed adjustment to the Aggregate Net Amount (or a component thereof) by delivering to the Party who issued the Adjustment Notice a Notice (an “Adjustment Dispute Notice”) setting forth in reasonable detail the basis for such dispute and certifying that such dispute with respect to the proposed adjustment to the Aggregate Net Amount (or a component thereof) is being disputed in good faith.

For purposes of this Section 2.07(f), a Party may only deliver an Adjustment Notice or an Adjustment Dispute Notice on the basis that the calculation of the Aggregate Net Amount (or a component thereof) previously determined and agreed upon pursuant to Section 2.07(b) or Section 2.07(c), or the proposed adjustment thereto, as applicable: (x) was not in accordance with the principles set forth on Schedule 2.05(b); (y) was not in accordance with, to the extent not inconsistent with the principles set forth on Schedule 2.05(b), GAAP applied on a basis consistent with the AbbVie Pro Forma Balance Sheet; or (z) contains mathematical errors in its calculation.

(g)                                 If the Party receiving an Adjustment Notice fails to take either of the foregoing actions within twenty (20) days after delivery of such Adjustment Notice, then such Party shall be deemed to have irrevocably accepted the proposed adjustment to the Aggregate Net Amount, in which case, such adjustment to the Aggregate Net Amount shall be final and binding on the Parties.

(h)                                 (i)  Not later than five (5) days following determination of the Aggregate Net Amount (other than with respect to the portion of the Aggregate Net Amount subject to an Unresolved Dispute): (A) if the Aggregate Net Amount (other than with respect to the portion of the Aggregate Net Amount subject to an Unresolved Dispute) is a positive number, AbbVie shall deliver a settlement statement to Abbott stating the Aggregate Net Amount (excluding the portion of the Aggregate Net Amount subject to an Unresolved Dispute); and (B) if the Aggregate Net Amount (other than with respect to the portion of the Aggregate Net Amount subject to an Unresolved Dispute) is a negative number, Abbott shall deliver a settlement statement to AbbVie stating the Aggregate Net Amount (excluding the portion of the Aggregate Net Amount subject to an Unresolved Dispute).

(ii)  Not later than five (5) days following the Independent Accounting Firm’s determination of any Unresolved Dispute: (1) if the determination of the Independent Accounting Firm results in an increase to the Aggregate Net Amount that was subject to such Unresolved Dispute, AbbVie shall deliver a settlement statement to Abbott stating the amount of such increase, and (2) if the determination of the Independent Accounting Firm results in a decrease to the Aggregate Net Amount that was subject to such Unresolved Dispute, Abbott shall deliver a settlement statement to AbbVie stating the amount of such decrease.

(iii)  Not later than five (5) days following determination of any adjustment to the Aggregate Net Amount previously determined and agreed upon pursuant to Section 2.07(b) or Section 2.07(c): (A) if the adjustment to the Aggregate Net Amount results in an Aggregate Net Amount that is greater than the Aggregate Net Amount previously determined and agreed upon pursuant to Section 2.07(b) or Section 2.07(c), AbbVie shall deliver a settlement statement to Abbott stating the amount of the adjustment; and (B) if the adjustment to the Aggregate Net Amount results in an Aggregate Net Amount that is less than the Aggregate Net Amount previously determined and agreed upon pursuant to Section 2.07(b) or Section 2.07(c), Abbott shall deliver a settlement statement to AbbVie stating the amount of the adjustment.

(iv)  Abbott or AbbVie, as applicable, shall pay the amount stated on all settlement statements by wire transfer (or such other method of payment as may be agreed between the Parties) in US Dollars no later than the earlier of (1) five (5) days from the date of the applicable settlement statement, or (2) the last day of the calendar month in which the applicable settlement statement was delivered that banks in Chicago, Illinois, United States are open for business.

Section 2.08.                             Late Payments.  Any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%), or the maximum legal rate, whichever is lower.

Section 2.09.                             Disclaimer of Representations and Warranties.

(a)                                  EACH OF ABBOTT (ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES) AND ABBVIE (ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY TO THIS AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)                                 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS” BASIS, THAT EACH PARTY ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT EACH PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND PRODUCTS, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(c)                                  Each of Abbott (on behalf of itself and each of the Abbott Local Entities) and AbbVie (on behalf of itself and each of the AbbVie Local Entities) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in this Section 2.09 is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Abbott or any of the Local Abbott Entities, on the one hand, and AbbVie or any of the Local AbbVie Entities, on the other hand, are jointly or severally liable for any Liability of the Deferred AbbVie Local Business or any other Liability of the Abbott Local Entity, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the

Laws of such foreign jurisdictions, the provisions of this Agreement (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and, the Abbott Local Entities and the AbbVie Local Entities, as applicable.

ARTICLE III

TRANSFER OF DEFERRED ABBVIE LOCAL BUSINESSES

Section 3.01.                             General.  With respect to the Deferred AbbVie Local Business of each Abbott Local Entity, on or before the end of the International Operations Transition Period: (a) AbbVie or an AbbVie Local Entity shall obtain legal title to the Assets and the Liabilities of such Deferred AbbVie Local Business from such Abbott Local Entity; (b) AbbVie shall elect that such Assets and Liabilities of such Deferred AbbVie Local Business be transferred to a distributor; or (c) at the request of AbbVie before the date that is ninety (90) days prior to the end of the International Operations Transition Period, or in accordance with Section 3.05(b) and Section 3.05(c), the applicable Abbott Local Entity shall sell to a Third Party or wind-down the Assets and the Liabilities of such Deferred AbbVie Local Business (each of (a), (b) and (c), a “Local Closing”). AbbVie shall be entitled to initiate a Local Closing by providing Abbott at least ninety (90) days’ prior Notice of the anticipated date of consummation of such Local Closing; provided, however, that, except with respect to a Local Closing pursuant to Section 3.05, the actual closing date for any Local Closing shall be mutually agreed upon in advance between Abbott and AbbVie (the “Local Closing Date”).

Section 3.02.                             Transfer to AbbVie Local Entity.

(a)                                  If AbbVie initiates a Local Closing and elects to exercise its right to obtain legal title to the Assets and the Liabilities of the Deferred AbbVie Local Business from an Abbott Local Entity, such right shall be transferred by AbbVie to a duly formed AbbVie Local Entity.  At such Local Closing, the Abbott Local Entity holding legal title to the Assets and Liabilities of the applicable Deferred AbbVie Local Business shall sell, transfer, convey and deliver to the applicable AbbVie Local Entity, and the applicable AbbVie Local Entity shall purchase and accept delivery of, all such Assets and the applicable AbbVie Local Entity shall accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities in exchange for a purchase price equal to the fair market value of such Deferred Local AbbVie Business as of the Local Closing Date. The Conveyance and Assumption Instruments for a Local Closing shall be substantially in the same form as those used by the Parties or their respective Subsidiaries, as applicable, in connection with the contribution, assignment, transfer, conveyance and delivery of the Assets and the transfer of the Liabilities of the AbbVie Business prior to the Distribution Date.

(b)                                 Subject to Section 3.04, no later than fifteen (15) days prior to the Local Closing Date pursuant to Section 3.02(a), Abbott shall deliver to AbbVie and the applicable AbbVie Local Entity a report prepared by an internationally recognized public accounting firm setting forth the fair market value for the applicable Deferred AbbVie Local Business in accordance with the valuation methodologies applied by such an internationally recognized public accounting firm in connection with the contribution, assignment, transfer, conveyance and delivery of the Assets and the transfer of the Liabilities for the applicable AbbVie Business prior to the Distribution Date.

(c)                                  If applicable Law permits an Affiliate of the applicable AbbVie Local Entity to pay the purchase price (whether to an Affiliate of the applicable Abbott Local Entity or the applicable Abbott Local Entity), then AbbVie may elect to pay the purchase price plus any applicable Conveyance Taxes on behalf of the applicable AbbVie Local Entity to the applicable Abbott Local Entity or Abbott, as elected by Abbott pursuant to the following sentence.  If applicable Law permits an Affiliate of the applicable Abbott Local Entity to receive the purchase price on behalf of the applicable Abbott Local Entity, then Abbott may elect to receive the purchase price plus any applicable Conveyance Taxes on behalf of the applicable Abbott Local Entity.  The purchase price plus any applicable Conveyance Taxes shall be paid by or on behalf of the AbbVie Local Entity to the Abbott Local Entity or Abbott on the applicable Local Closing Date in accordance with payment instructions to be provided in writing by Abbott.  If paid by the applicable AbbVie Local Entity, the purchase price plus any applicable Conveyance Taxes shall be paid at the election of Abbott in US Dollars or the local currency of the jurisdiction in which the applicable Abbott Local Entity selling the Assets and the Liabilities of the Deferred AbbVie Local Business has its principal place of business (“Local Currency”) by converting the applicable US Dollar amount to Local Currency using the Exchange Rate published two (2) days prior to the applicable Local Closing Date.  If paid by AbbVie, the purchase price plus any applicable Conveyance Taxes shall be paid in US Dollars. For purposes of this Section 3.02(c), the amount of applicable Conveyance Taxes to be paid by AbbVie or the AbbVie Local Entity to Abbott or the Abbott Local Entity, as the case may be, shall be limited to those Conveyance Taxes for which AbbVie or its Subsidiaries is responsible under the Tax Sharing Agreement.

Section 3.03.                             Transfer to Distributor.

(a)                                  If AbbVie initiates a Local Closing and elects to exercise its right to appoint a distributor to operate the Deferred Local AbbVie Business such right may be transferred by AbbVie to an Affiliate of AbbVie. At such Local Closing, the Abbott Local Entity holding legal title to the Assets and Liabilities of the applicable Deferred AbbVie Local Business shall sell, transfer, convey and deliver to the applicable distributor, and the applicable distributor shall purchase and accept delivery of, all such Assets and the applicable distributor shall accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities in exchange for a purchase price equal to the fair market value of such Deferred Local AbbVie Business as of the Local Closing Date, or, to the extent that not all of the Assets and Liabilities of the Deferred Local AbbVie Business are to be acquired by the distributor, the fair market value of the applicable Assets and Liabilities as of the Local Closing Date. If any distributor requires that the applicable Abbott Local Entity indemnify such distributor in connection with the purchase of the applicable Assets and the assumption of the applicable Liabilities of the Deferred Local AbbVie Business, then AbbVie shall indemnify the applicable Abbott Local Entity for any actions or claims brought against such Abbott Local Entity by the distributor pursuant to such indemnification, provided, however, that the applicable Abbott Local Entity shall (i) not provide any indemnification to any distributor without the prior written consent of AbbVie; and (ii) shall use commercially reasonable efforts to limit the scope of any such indemnification.

(b)                                 Subject to Section 3.04, no later than fifteen (15) days prior to the Local Closing Date, Abbott shall deliver to AbbVie and the applicable distributor a report prepared by an internationally recognized public accounting firm setting forth the fair market value for the applicable Deferred AbbVie Local Business as of the Local Closing Date, or, to the extent that not all of the Assets and Liabilities of the Deferred Local AbbVie Business are to be acquired by the distributor, the fair market value of the applicable Assets and Liabilities as of the Local Closing Date.

(c)                                  The purchase price plus any applicable Conveyance Taxes shall be paid by or on behalf of the distributor to the Abbott Local Entity on the applicable Local Closing Date in accordance with payment instructions to be provided in writing by the applicable Abbott Local Entity.  The purchase price plus any applicable Conveyance Taxes shall be paid by or on behalf of the distributor in US Dollars or in Local Currency converted from the US Dollar amount using the Exchange Rate published two (2) days prior to the applicable Local Closing Date.

(d)                                 If AbbVie initiates a Local Closing and reaches a mutual agreement with an Abbott Local Entity that such Abbott Local Entity shall be appointed as the distributor to operate the applicable Deferred Local AbbVie Business pursuant to a separate customary distribution agreement and for a period extending beyond the International Operations Transition Period, then Abbott shall acquire such right from AbbVie in exchange for a purchase price equal to the fair market value of such Deferred Local AbbVie Business as of the Local Closing Date, or, to the extent that not all of the Assets and Liabilities of the Deferred Local AbbVie Business are to be acquired by the Abbott Local Entity distributor, the fair market value of the applicable Assets and Liabilities as of the Local Closing Date. At such Local Closing, the Abbott Local Entity holding legal title to the Assets and Liabilities of the applicable Deferred AbbVie Local Business shall be appointed as the distributor to operate the applicable Deferred Local AbbVie Business pursuant to an agreement other than this Agreement, the Local Abbott Entity shall retain title to such Assets and the Local Abbott Entity shall faithfully perform, discharge and fulfill all such Liabilities in exchange for its appointment as distributor of such Deferred Local AbbVie Business. The purchase price shall be paid by Abbott to AbbVie on the applicable Local Closing Date in accordance with payment instructions to be provided in writing by AbbVie.  The purchase price shall be paid by Abbott in US Dollars converted from the Local Currency using the Exchange Rate published two (2) days prior to the applicable Local Closing Date.

(e)                                  If the distributor is either a Third Party or an Abbott Subsidiary and such distributor fails to reach an agreement with AbbVie to acquire all Assets, and assume all Liabilities, of a Deferred Local AbbVie Business, Abbott shall proceed to take such actions in accordance with Section 3.05 as are reasonably necessary to: (i) sell to a Third Party the remaining Assets and Liabilities of the Deferred Local AbbVie Business; or (ii) wind-down and liquidate all of the remaining Assets and pay all of the remaining Liabilities of such Deferred AbbVie Local Business which are not acquired or assumed (as applicable) by the distributor.

Section 3.04.                             Deferred AbbVie Balance Sheet.  In the event of a Local Closing under Section 3.02 or Section 3.03:

(a)                                  not later than sixty (60) days prior to the Local Closing Date, Abbott shall prepare and deliver to AbbVie a pro forma balance sheet (the “Deferred AbbVie Balance Sheet”) setting forth the Assets and Liabilities of the Deferred AbbVie Local Business held by applicable

Abbott Local Entity as at the last day of Abbott’s most recent financial quarter. The Deferred AbbVie Balance Sheet shall be prepared in accordance with generally accepted accounting principles of the jurisdiction in which the applicable Abbott Local Entity selling the Assets and the Liabilities of the Deferred AbbVie Local Business has its principal place of business, applied on a basis consistent with the AbbVie Pro Forma Balance Sheet and with the same level of detail as used by Abbott in the preparation of Abbott’s monthly financial reporting package and the standard financial reports used by Abbott on the Distribution Date; and

(b)                                 if AbbVie disagrees with any amount set forth in the Deferred AbbVie Balance Sheet, AbbVie shall provide Notice to Abbott within ten (10) days of receipt of such Deferred AbbVie Balance Sheet stating the specific reasons for its disagreement.  If Abbott and AbbVie are unable to resolve any disagreement, the disagreement shall be resolved pursuant to the procedures set forth in Section 2.07(d) and Section 2.07(e).

Section 3.05.                             Sale or Wind-Down.

(a)                                  If, before the date that is ninety (90) days prior to the end of the International Operations Transition Period, AbbVie initiates a Local Closing and requests that Abbott or the applicable Abbott Local Entity sell to a Third Party one or more of the Assets and Liabilities of a Deferred AbbVie Local Business or wind-down a Deferred AbbVie Local Business, then the following shall apply:

(i)                                     Abbott or the applicable Abbott Local Entity shall proceed to make such commercially reasonable efforts in order to sell to a Third Party one or more of the Assets and Liabilities of the applicable Deferred AbbVie Local Business or wind-down the applicable Deferred AbbVie Local Business and liquidate all of the remaining Assets and pay all of the remaining AbbVie Liabilities of such applicable Deferred AbbVie Local Business; and

(ii)                                  AbbVie shall make such commercially reasonable efforts, and shall co-operate in good faith, to assist Abbott or the applicable Abbott Local Entity with such sale or wind-down for the applicable Deferred AbbVie Local Business.

(b)                                 If a Local Closing has not taken place pursuant to Section 3.02, Section 3.03 of Section 3.05(a) for any Abbott Local Entity on or before the date that is ninety (90) days prior to the end of the International Operations Transition Period, Abbott shall deliver to AbbVie a Notice setting forth (i) the name of the Abbott Local Entity or Abbott Local Entities holding any remaining Deferred AbbVie Local Business; (ii) the estimated fair market value of each such remaining Deferred AbbVie Local Business; and (iii) the nature of all Assets and Liabilities of each such remaining Deferred AbbVie Local Business.

(c)                                  If AbbVie has not delivered Abbott a Notice within ten (10) days of receiving the Notice from Abbott pursuant to Section 3.05(b) that it desires to acquire the Assets and the Liabilities of each such remaining Deferred AbbVie Local Business, then the following shall apply:

(i)                                     Abbott or the applicable Abbott Local Entity shall proceed to make such commercially reasonable efforts in order to sell to a Third Party one or more of the Assets and Liabilities of each applicable Deferred AbbVie Local Business or wind-down each Deferred

AbbVie Local Business and liquidate all of the remaining Assets and pay all of the remaining AbbVie Liabilities of each such Deferred AbbVie Local Business;

(ii)                                  AbbVie shall make such commercially reasonable efforts, and shall co-operate in good faith, to assist Abbott or the applicable Abbott Local Entity with such sale or wind-down for each applicable Deferred AbbVie Local Business; and

(iii)                               following the expiration of the International Operations Transition Period, except as set forth in Section 3.05(c)(i), Abbott and the Abbott Local Entities shall not have any responsibility, Liability or obligation to AbbVie with respect to all of the Assets and all of the Liabilities of each remaining Deferred AbbVie Local Business.

Section 3.06.                             Proceeds from Local Closing.

(a)                                  Within five (5) days of the receipt of the funds by Abbott or an Abbott Local Entity pursuant to Section 3.02(c), Section 3.03(c) or Section 3.05 in connection with a Local Closing, Abbott shall remit to AbbVie an amount equal to the Net Proceeds in accordance with payment instructions to be provided in writing by AbbVie. The Net Proceeds shall be paid in US Dollars converted from Local Currency using the Exchange Rate published two (2) days prior to the applicable Local Closing Date.

(b)                                 “Net Proceeds” shall mean the funds received by Abbott or the applicable Abbott Local Entity pursuant to Section 3.02(c), Section 3.03(c) or Section 3.05 less (i) all remaining AbbVie Liabilities held by the applicable Abbott Local Entity and the costs incurred by the applicable Abbott Local Entity in connection with the sale or wind-down activities, (ii) the aggregate amount of Conveyance Taxes, if any, that are the responsibility of AbbVie or its Subsidiaries under the Tax Sharing Agreement, and (iii) the amount of any applicable Conveyance Taxes to be paid by a distributor to Abbott or the applicable Abbott Local Entity in the case of a Local Closing described in Section 3.03(a).

(c)                                  Within five (5) days of consummation of a Local Closing pursuant to Section 3.02(c), Section 3.03(c) or Section 3.05, if the Net Proceeds is a negative number, AbbVie shall pay to Abbott an amount in full settlement of the negative Net Proceeds in accordance with payment instructions to be provided in writing by Abbott. The Net Proceeds shall be paid in US Dollars converted from Local Currency using the Exchange Rate published two (2) days prior to the applicable Local Closing Date.

Section 3.07.                             Local Income Taxes.  Any income Taxes (the “Local Income Tax”) incurred by the Abbott Local Entity attributable to, resulting from, or arising out of, any gain attributable to the transfer of the Deferred AbbVie Local Business at the Local Closing shall be reimbursed by AbbVie to Abbott; provided that: (a) the amount of such reimbursement shall not exceed the lesser of the applicable Income Tax Benefit and the amount of applicable Local Income Tax; and (b) the Income Tax Benefit and the Local Income Tax shall be determined using the highest Tax rate of the applicable Abbott Local Entity (and not a rate determined solely for the Deferred AbbVie Local Business) in effect at the time of Local Closing. In the case of any loss incurred by the Abbott Local Entity attributable to, resulting from, or arising out of, the transfer of the Deferred AbbVie Local Business at the Local Closing, Abbott shall pay to

AbbVie the amount of the Income Tax Benefit realized by the Local Abbott Entity from such loss; provided that, the amount of the Income Tax Benefit of the loss shall be determined using the highest Tax rate of the applicable Abbott Local Entity (and not a rate determined solely for the Deferred AbbVie Local Business) in effect for the calendar year of the Local Closing. Any amount due under this Section 3.07 shall be paid in US Dollars within thirty (30) days of the filing of the relevant income Tax Return by the Local Abbott Entity that includes the Local Closing using the applicable Average Rate at the time such payment is made.

ARTICLE IV

TERM

Section 4.01.                             Term.  This Agreement shall become effective at the Effective Time and shall remain in effect for a term expiring on the earlier of (i) the date of the consummation of the last Local Closing for the applicable Abbott Local Entity and (ii) the second (2nd) anniversary of the Distribution Date (the “Final Closing Date”).

Section 4.02.                             Survival.  The provisions of Section 2.06, Section 2.07, Section 2.08, Section 2.09, Section 3.03(e), Section 3.05, Section 3.06, this Section 4.02, Article V and Article VI of this Agreement, any outstanding payment obligations under Article II and any outstanding payment and wind down obligations under Article III shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

ARTICLE V

DISPUTE RESOLUTION

Section 5.01.                             Dispute Resolution. Other than as set forth in Section 2.07, in the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), the Parties agree that the Transition Committee (or such other Persons as the Transition Committee may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved by the Transition Committee within fifteen (15) days after the initial Notice of the Dispute (or such longer period as the Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Section 7.01 to the Separation and Distribution Agreement.

Section 5.02.                             Continuation of Commitments.  Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement to the extent required by this Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters related to such Dispute.

ARTICLE VI

MISCELLANEOUS

Section 6.01.                             Confidentiality.

(a)                                  Confidentiality.  From and after the Effective Time, subject to Section 6.02 and except as contemplated by or otherwise provided in this Agreement, Abbott, on behalf of itself and each of the Abbott Local Entities, and AbbVie, on behalf of itself and each of the AbbVie Local Entities, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary Information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder, except, to the extent that such confidential and proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries.  If any confidential and proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)                                 No Release.  Each Party agrees (i) not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 6.01(a) to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 6.02 and (b) to use commercially reasonable efforts to maintain any such Information in accordance with Section 6.03 of the Separation and Distribution Agreement.

(c)                                  Third-Party Information; Privacy and Data Protection Laws.  Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws.  As provided in more detail in a data protection agreement to be entered into between Abbott and AbbVie as of the Effective Time, each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

Section 6.02.                             Protective Arrangements.  In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any confidential or proprietary Information of the other Party that is subject to the confidentiality provisions hereof, or to disclose or provide any Personal Data that it processes on behalf of the other Party in accordance with the data protection agreement to be entered into between Abbott and AbbVie as of the Effective Time, such Party shall, unless prohibited by such request or requirement of the applicable Governmental Authority or under applicable Law, provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

Section 6.03.                             Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)                                  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b)                                 Entire Agreement.  This Agreement, the Separation and Distribution Agreement and the exhibits and schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict (i) between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement, the provisions of this Agreement shall control; or (ii) between the provisions of this Agreement and the provisions of the applicable agreement entered into between the applicable Affiliate of AbbVie and each Marketing Affiliate, the provisions of this Agreement shall control. In the event of any conflict between the Conveyance and Assumption Instruments and this Agreement, subject to this Section 6.03(b), the provisions of this Agreement shall control.  The Parties agree that the Conveyance and Assumption Instruments are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Abbott, any Abbott Local Entity, AbbVie or any AbbVie Local Entity from those contained in this Agreement.

(c)                                  Corporate Power.  Abbott represents on behalf of itself and, to the extent applicable, each Abbott Local Entity and AbbVie represents on behalf of itself and, to the extent applicable, each AbbVie Local Entity as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Signatures and Delivery.  Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 6.04.                             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.05.                             Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; and nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking such Change of Control.

Section 6.06.                             Third Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties, the Abbott Local Entities and the AbbVie Local Entities and their respective permitted successors and assigns, and are not intended to confer upon any Person except the Parties, the Abbott Local Entities and the AbbVie Local Entities and their permitted successors and assigns, any rights or remedies hereunder; and there are no other Third Party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.07.                             Notices.  All Notices shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Abbott:

Abbott Laboratories

100 Abbott Park Road

[•]

Abbott Park, Illinois 60064-6020

Attn:  [•]

Facsimile:  [•]

If to AbbVie:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Attn:  [•]

Facsimile:  [•]

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 6.08.                             Severability.  In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties.  Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 6.09.                             Force Majeure.  Neither Party shall be deemed in default of this Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.  Notwithstanding the foregoing, the Final Closing Date shall not be delayed pursuant to this Section 6.09 beyond the date that is thirty (30) months after the Distribution Date for all Local Closings.

Section 6.10.                             No Set Off.  Except as mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement, or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Section 6.11.                             Headings.  The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12.                             Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 6.13.                             Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

Section 6.14.                             Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement.  Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement shall be deemed to refer to this Agreement as of the Effective Time and as it may be amended thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 6.15.                             Public Announcements.  From and after the Effective Time, Abbott and AbbVie shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth on Schedule 9.16 to the Separation and Distribution Agreement.

Section 6.16.                             Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived.

Section 6.17.                             Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

*   *   *   *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ABBOTT LABORATORIES	ABBVIE INC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to International Commercial Operations Agreement]